SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2004

Arrhythmia Research Technology, Inc.
(Exact name of issuer as specified in its charter)

Delaware	1-9731	72-0925679
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Sawyer Passway
Fitchburg, MA 01420
(Address of principal executive offices and zip code)

(978) 345-5000
(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

On May 7, 2004, Arrhythmia Research Technology, Inc. (the “Company”) and its wholly owned subsidiary Micron Products, Inc. completed the acquisition of substantially all of the assets (the “Acquired Assets”) of Shrewsbury Molders, Inc. formerly known as New England Molders, Inc. The purchase price consisted of $1.1 million in cash and the issuance to Shrewsbury Molders, Inc. of $400,000 worth of the Company’s common stock or cash at the Company’s option. The $400,000 payment is to be made over the next 12 months in quarterly increments, and the consideration is subject to an adjustment based on the level of working capital included in the Acquired Assets at closing. The nature and amount of consideration related to the acquisition were determined by arms-length negotiations between representatives of the Company and Shrewsbury Molders, Inc. The shares of the Company’s common stock to be issued to Shrewsbury Molders, Inc. will be restricted securities subject to transfer restrictions.

Shrewsbury Molders, Inc. is a custom injection molder of various products serving the medical, electronics, industrial, consumer and defense industries. The largest portion of their sales is derived from the medical industry. There were no material relationships between Shrewsbury Molders, Inc. or any of its officers, directors or shareholders and the Company or any of its affiliates or any officer or director thereof or any associate of any such director or officer.

The Acquired Assets primarily include inventory, receivables, manufacturing equipment, personal property, business contracts and licenses. The Company intends to continue to operate the Acquired Assets on substantially the same basis as such assets were operated by Shrewsbury Molders Inc. prior to the closing.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	none

(b)	Pro forma financial information.*

* It was impracticable to provide the pro forma financial information at the time this report was filed. The omitted information will be filed as soon as practicable, but in no event later than 60 days after this report must be filed.

(c)	Exhibits

Number	Description
2.1	Asset Purchase Agreement between Micron Products Inc. and Shrewsbury Molders Inc. previously known as New England Molders Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 21st day of May 2004.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ David A. Garrison
David A. Garrison
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
2.1	Asset Purchase Agreement between Micron Products Inc. and Shrewsbury Molders Inc. previously known as New England Molders Inc.